Exhibit F

Seanergy Maritime Launches Tender Offer to Purchase its Outstanding Class E Warrants

Glyfada, Greece, November 29, 2022 – Seanergy Maritime Holdings Corp. (NASDAQ: SHIP) (the “Company” or “Seanergy”) announced that it will commence tomorrow a tender offer to purchase its outstanding Class E Warrants (the “Warrants”) to purchase one common share, par value $0.0001, (the “shares”) at a price of $0.20 per warrant. The tender offer will expire at the end of the day, 5:00 P.M., Eastern Time, on January 10, 2023 unless extended. The Board of Directors determined that it is in the Company’s best interest to offer to purchase the Warrants at this time given the current market conditions and interests of shareholders.

Pursuant to the tender offer, the Company’s warrantholders may tender their warrants until the tender offer expires. Warrantholders will receive the purchase price in cash, less any applicable withholding taxes and without interest, subject to the conditions of the tender offer. These provisions are described in the Offer to Purchase and in the Letter of Transmittal relating to the tender offer that will be filed with the U.S. Securities and Exchange Commission. The tender offer is not conditioned upon the receipt of financing or any minimum number of Warrants being tendered, but is subject to certain other conditions. Specific instructions and an explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase and related materials that will be mailed to warrantholders.

The Company has retained Continental Stock Transfer & Trust, N.A. as the depositary for the tender offer and Morrow Sodali LLC as the information agent.

Copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to the Company’s warrantholders. Warrantholders who would like to obtain a copy of these documents, without charge, or who have any questions, may direct their inquiries to Morrow Sodali LLC, the information agent for the tender offer, toll free at 800-662-5200. Warrantholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer.

About the Company

Seanergy Maritime Holdings Corp. is the only pure-play Capesize ship-owner publicly listed in the U.S. Seanergy provides marine dry bulk transportation services through a modern fleet of Capesize vessels. The Company's operating fleet consists of 17 Capesize vessels with an average age of approximately 12.5 years and aggregate cargo carrying capacity of approximately 3,020,012 dwt.

The Company is incorporated in the Marshall Islands and has executive offices in Glyfada, Greece. The Company's common shares trade on the Nasdaq Capital Market under the symbol “SHIP”.

Please visit our company website at: www.seanergymaritime.com.

Certain Information Regarding the Tender Offer

The information in this press release describing Seanergy’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Seanergy’s securities in the tender offer. The tender offer will be made only pursuant to the Offer to Purchase and the related materials that Seanergy will distribute to its warrantholders, as they may be amended or supplemented. Warrantholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Warrantholders of Seanergy may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Seanergy will file with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Warrantholders who would like to obtain a copy of these documents, without charge, or who have any questions, may direct their inquiries to Morrow Sodali LLC, the information agent for the tender offer, toll free at 800-662-5200. Warrantholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as "may", "should", "expects", "intends", "plans", "believes", "anticipates", "hopes", "estimates" and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon a number of assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company's operating or financial results; the Company's liquidity, including its ability to service its indebtedness; competitive factors in the market in which the Company operates; shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand; future, pending or recent acquisitions and dispositions, business strategy, areas of possible expansion or contraction, and expected capital spending or operating expenses; risks associated with operations outside the United States; broader market impacts arising from war (or threatened war) or international hostilities, such as between Russia and Ukraine; risks associated with the length and severity of the ongoing novel coronavirus (COVID-19) outbreak, including its effects on demand for dry bulk products and the transportation thereof; and other factors listed from time to time in the Company's filings with the SEC, including its most recent annual report on Form 20-F. The Company's filings can be obtained free of charge on the SEC's website at www.sec.gov. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For further information please contact:

Seanergy Investor Relations
Tel: +30 213 0181 522
E-mail: ir@seanergy.gr

Capital Link, Inc.
Paul Lampoutis
230 Park Avenue Suite 1540
New York, NY 10169
Tel: (212) 661-7566
E-mail: seanergy@capitallink.com